Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 3, 2023, with respect to the statutory financial statements and supplemental schedules of Gainbridge Life Insurance Company (formerly known as Clear Spring Life Insurance Company) included herein.

/s/ KPMG LLP

Chicago, IL

May 4, 2023